Exhibit 99.1

FOR IMMEDIATE RELEASE 	CONTACT:
Wednesday, January 3, 2001	Jim Noyce, Chief Financial Officer
			(515) 225-5599, jnoyce@fbfs.com

FBL Financial Group Completes Acquisition of Kansas Farm Bureau
Life

West Des Moines, Iowa, January 3, 2001 - FBL Financial Group, Inc. (NYSE: FFG) today announced the completion of its acquisition of Kansas Farm Bureau Life Insurance Company. All required regulatory approvals have been received. Effective January 1, 2001, the assets and liabilities of Kansas Farm Bureau Life were transferred to FBL's subsidiary, Farm Bureau Life Insurance Company.

"Kansas Farm Bureau Life's consolidation with Farm Bureau Life has proceeded very smoothly due to the careful planning and execution efforts of the companies' transition teams," said Bill Oddy, Chief Executive Officer of FBL Financial Group. "We are very pleased to now be operating in the state of Kansas as Farm Bureau Life Insurance Company. We are also very pleased with the prompt attention given this transaction by all of the involved regulators."

Revised Terms of Transaction. Under the terms of the agreement, The Kansas Farm Bureau, sole shareholder of Kansas Farm Bureau Services, will receive 3,429,500 shares of FBL Financial Group mandatorily redeemable, voting, Series C preferred stock. Under the revised agreement, 49.5 percent of the Series C preferred stock will be redeemed at par ($26.8404) in three years and the remaining 50.5 percent will be redeemed at par in five years.

FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries include Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network in 15 midwestern and western states, (2) alliances and (3) consolidations.